UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2016, Zimmer Biomet Holdings, Inc. (the “Company”) entered into an underwriting agreement with certain funds affiliated with The Blackstone Group L.P. and The Goldman Sachs Group, Inc. (the “Selling Stockholders”), and Barclays Capital Inc. (the “Underwriter”) relating to the offer and sale by the Selling Stockholders of 11,027,558 shares of common stock of the Company. The Company will not receive any of the proceeds of the sale of the shares of common stock by the Selling Stockholders. The underwriting agreement also provided for the purchase by the Company of 2,599,833 of the shares of common stock being sold by the Selling Stockholders in such offering from the Underwriter for an aggregate purchase price of approximately $250 million. The sale of such shares of common stock by the Selling Stockholders and the Company’s concurrent share repurchase were both completed on February 10, 2016.

The underwriting agreement contains representations and warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities on customary terms.

The Underwriter and its affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions. Prior to the consummation of the transactions contemplated by the underwriting agreement, the Selling Stockholders collectively held more than 7.3% of the Company’s outstanding shares of common stock and may have been deemed to have shared beneficial ownership of a total of more than 14.9% of the Company’s outstanding shares of common stock. Each Selling Stockholder is also party to the Company’s existing stockholders agreement dated April 24, 2014 and amended March 30, 2015, among the Company, the Selling Stockholders and the other parties thereto, which among other things permits the stockholders of the Company party thereto to designate two members of the Company’s board of directors.

The offering of the shares of common stock of the Company by the Selling Stockholders was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-209390), the prospectus dated February 4, 2016 and the related prospectus supplement dated February 4, 2016.

The foregoing description of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to the underwriting agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The description of the underwriting agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 7.01	REGULATION FD DISCLOSURE.

On February 4, 2016, the Company issued a press release announcing the launch of the offering by the Selling Stockholders and the Company’s concurrent share repurchase. On February 5, 2016, the Company issued a press release announcing the pricing of the offering by the Selling Stockholders. Copies of these press releases are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 4, 2016, among Zimmer Biomet Holdings, Inc., Barclays Capital Inc., and each of the selling stockholders named in Schedule II thereto

99.1	Press release, dated February 4, 2016, issued by the Company

99.2	Press release, dated February 5, 2016, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2016

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Daniel P. Florin
Name:	Daniel P. Florin
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 4, 2016, among Zimmer Biomet Holdings, Inc., Barclays Capital Inc., and each of the selling stockholders named in Schedule II thereto

99.1	Press release, dated February 4, 2016, issued by the Company

99.2	Press release, dated February 5, 2016, issued by the Company